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FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES RALF BöER JOINS BOARD OF DIRECTORS

NEENAH, WI, September 2, 2004 – Plexus Corp. (Nasdaq: PLXS) today announced that Ralf Böer has been appointed as a new member of the Plexus Board of Directors.

John Nussbaum, Chairman of the Board of Plexus Corp. commented, “I would like to welcome Ralf to the Board. He will be the third independent director we have appointed to the Board in the last three years, further diversifying the team. We are looking forward to his international perspective.”

Dean Foate, President and CEO of Plexus Corp. added, “The Plexus management team is looking forward to working with Ralf to help us shape strategy and drive the long-term growth and profitability of the Company.”

Mr. Böer is Chairman and CEO of the law firm Foley & Lardner LLP. He has been a member of the firm’s Management Committee since 1992. He has also served as chair of the firm’s International Practice Group. Mr. Böer is a graduate of the University of Wisconsin-Milwaukee (B.A. cum laude), and of the University of Wisconsin-Madison (J.D. magna cum laude).

Determinations have not yet been made as to Mr. Böer’s committee assignments. Foley and Lardner does not perform legal services on behalf of Plexus, and Mr. Böer does not have any other business relationships with Plexus.

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) provides end-to-end product design, test, manufacturing, fulfillment and aftermarket solutions to branded electronics product companies in the medical, networking/datacommunications, industrial, commercial, defense and computer industries.

The Company’s unique materials and manufacturing solutions, strategically enhanced by value-added product design and engineering services, are developed to optimize lowest total cost, scalability and responsiveness for programs requiring flexibility, technology and quality. Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate” and similar terms and concepts) are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to integrate acquired operations; the Company’s ability to secure new customers and maintain its and acquired operations’ current customer base; the results of cost reduction and restructuring efforts and our ability to execute on, and achieve anticipated cost savings from, these efforts; possible delays in anticipated and previously announced measures; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings and previous public announcements.

For further information, please contact:
Kristian Talvitie, Director of Strategic Marketing and Communications, Plexus
(920) 969-6160 or email at kristian.talvitie@plexus.com

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